Exhibit 16.1

1900 Main Street, Suite 375 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 4187 Flat Rock Drive, Suite 100 Riverside, CA 92505 tel 951-689-0680 fax 951-689-0681 www.rjicpas.com

June 1, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 in the current report on Form 8-K dated June 1, 2015 of AMERI Holdings, Inc. f/k/a Spatializer Audio Laboratories, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein concerning our Firm.  However, we have no basis to disagree with the reason for the replacement of our Firm or whether this decision was recommended and approved by the Board.

Very truly yours,

/s/ Ramirez Jimenez International CPAs

Ramirez Jimenez International CPAs